Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

 REVENUES OF $26.4 MILLION; EARNINGS OF $3.1 MILLION

COLUMBIA, MD – June 3, 2003: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter and six months ended April 30, 2003. For the second quarter of 2003 (2nd Qtr 03), revenues of $26.4 million were achieved, up from $11.4 million for the 2nd Qtr 02, and for the six months ended April 30, 2003 (03 YTD), revenues of $47.0 million were achieved, up from $17.4 million for 02 YTD. For the 2nd Qtr 03, Martek earned net income of $3.1 million, or $0.12 per diluted share, compared to a net loss of ($17.9) million or ($0.84) per diluted share in the 2nd Qtr 02. For 03 YTD, Martek has earned net income of $5.2 million, or $0.21 per diluted share, compared to a net loss of ($20.9) million or ($1.01) per diluted share for 02 YTD.

“Q-2 was another good growth quarter for the Company,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek. “Strong demand and increasing production capacity should lead to continued growth in revenues and earnings throughout ‘03.”

2nd Qtr Consolidated Financial Results

Total revenues for the 2nd Qtr 03 were $26.4 million, an increase of $15.0 million or 132% over the 2nd Qtr 02. The majority of this increase is due to higher sales of nutritional products to the Company’s infant formula licensees (For a history of the Company’s nutritional products sales by quarter see the chart at (http://www.martekbio.com/images/corporatePages/ytr433w.gif). Over 90% of Martek’s 2nd quarter revenue was generated by sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) to three of the Company’s infant formula licensees: Mead Johnson, Wyeth and Abbott Laboratories. Supplemented term infant formulas manufactured by these companies were introduced in the U.S. in 2002 and are now collectively being marketed in over 30 countries around the world.

Gross profit margin improved to 41% during the 2nd Qtr 03, up from 27% for the 2nd Qtr 02, primarily due to lower ARA costs from DSM Gist B.V. (DSM), Martek’s third party manufacturer of ARA oil. These cost savings were realized primarily as a result of economies of scale achieved by DSM in their production of ARA in Capua, Italy, but were partially offset by weakness in the US Dollar exchange rate with the Euro. Although management expects continued decreases in the future costs of ARA from DSM as Martek’s sales volumes continue to increase, these cost savings may be negatively impacted by continued weakness in the US Dollar exchange rate with the Euro. Gross profit margin during the 2nd Qtr 03 was also impacted by a slight reduction in DHA production costs as economies of scale are beginning to be realized from increased output and efficiencies at the Company’s Winchester, KY production plant and yield improvements from the Company’s past development efforts.

Research and development expenses decreased by $665,000 or 20% in the 2nd Qtr 03 compared to the 2nd Qtr 02. This decrease was achieved despite the costs associated with Martek Boulder (formerly OmegaTech), which was acquired in April 2002, and accounted for an additional $493,000 in research and development costs in the 2nd Qtr 03 that were not incurred by Martek in the 2nd Qtr 02. Martek’s research and development expenses are decreasing as many of the large-scale development projects occurring in 2002 at the Company’s Winchester plant have been completed.

Selling, general and administrative expenses increased by $2.0 million or 90% during the 2nd Qtr 03 over the 2nd Qtr 02. $1.1 million of this increase is related to operating costs associated with Martek Boulder. The remaining increase is due to increased insurance costs, advertising and costs for general corporate purposes.

Other operating expenses of $1.1 million were incurred in the 2nd Qtr 03. Included in this amount is a charge of $400,000 relating to a March 2003 incident at a sewage treatment plant near the Company’s facility in Winchester, KY. Also included in this amount is approximately $700,000 related to start-up costs incurred during the 2nd Qtr 03 at the new fermentation plant at the Winchester, KY facility, and costs associated with the evaluation of additional potential production facilities for the Company’s nutritional oils.

Net income of $3.1 million, or $0.12 per share on a diluted basis, was realized in the 2nd Qtr 03, compared to a net loss of ($17.9 million), or ($0.84) per share for the 2nd Qtr 02. Included in the 2nd Qtr 02 results was a $15.8 million charge for in-process research and development relating to the purchase of OmegaTech.

The Company produced cash flows from operations of $1.3 million in the 2nd Qtr 03. Capital expenditures for the quarter were $7.1 million, the majority of which was for equipment at the Winchester, KY plant to increase the output of the Company’s nutritional oils. At April 30, 2003, Martek had approximately $103 million in cash, cash equivalents and short-term investments, an increase of $82 million from January 31, 2003, primarily due to $84 million in funds raised in a public equity offering of the Company’s common stock in April 2003.

Year-to-date Consolidated Financial Results

Total revenues for 03 YTD were $47.0 million, an increase of $29.6 million or 170% over 02 YTD, due to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin improved to 40% for 03 YTD, up from 28% for 02 YTD, primarily due to lower ARA costs from DSM. Research and development expenses decreased by $789,000 or 13% in 03 YTD compared to 02 YTD as many of the large-scale development projects occurring in 2002 at the Company’s Winchester plant have been completed. Selling, general and administrative expenses increased by $3.7 million or 89% in 03 YTD over 02 YTD due primarily to the addition of Martek Boulder in April 02, as well as increased insurance costs and costs for general corporate purposes. Other operating expenses of $1.1 million as outlined above were incurred in 03 YTD compared to $96,000 in 02 YTD. Net income of $5.2 million, or $0.21 per diluted share was realized for 03 YTD, compared to a net loss of ($20.9 million), or ($1.01) per diluted share for 02 YTD. Included in 02 YTD results was a $15.8 million charge for in-process research and development relating to the purchase of OmegaTech.

Recent Highlights

Recent events impacting Martek include:

•	Public equity offering – On April 22, 2003 the Company closed on a public offering of its common stock, raising net proceeds of approximately $84 million. These funds will be used primarily to fund the expansion of production to meet the growing demand for Martek’s nutritional oils.

•	Additional clinical data on DHA - A recent study published in the May 2003 edition of the British Medical Journal found that infants fed formula supplemented with DHA and ARA experienced lower blood pressure in later childhood than infants fed formula not supplemented with DHA and ARA. Study investigators suggested that because blood pressure often tracks from childhood into adult life, infants provided with dietary DHA and ARA may experience reduced cardiovascular risk in adulthood. Also, a British study released in May 2003 at the annual meeting of the American Psychiatric Association found that the more omega-3 fatty acids a woman consumed in seafood during the third trimester of pregnancy, the less likely she was to show signs of major depression at that time and for up to eight months after the birth. Study coordinators suggested that low levels of omega-3 fatty acids like DHA are associated with low levels of the brain chemical serotonin, which in turn is tied to depression.

•	New supplemented formula launch – BJ’s Wholesale Club recently began marketing a private label infant formula that includes Martek’s DHA and ARA. The formula is manufactured by Wyeth and is sold under the Berkley & Jensen label.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly earnings and other current business issues on Tuesday, June 3, 2003 at 4:45 p.m. EDT by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations and acquisitions; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and costs of third-party manufactured oils, including the impact of currency exchange rates; (4) future research and development costs; (5) production capacity; and (6) expectations regarding costs that may be incurred relating to the incident at the waste water treatment plant in Kentucky. These statements are based upon numerous assumptions that Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to our Form 10-K for the fiscal year ended October 31, 2002 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Consolidated Statements of Operations Data

	Three months ended April 30,		Six months ended April 30,

	2003	2002	2003	2002

Revenues:
Product sales:
Nutritional product sales	$26,226	$11,222	$46,435	$16,956
Fluorescent detection product sales	173	174	462	383

Total product sales	26,399	11,396	46,897	17,339
Other revenue	48	27	95	54

Total revenues	26,447	11,423	46,992	17,393
Costs and expenses:
Cost of product sales	15,642	8,285	27,984	12,469
Research and development	2,657	3,322	5,444	6,233
Acquired in-process research and development	—	15,788	—	15,788
Restructuring	—	—	(250)	—
Selling, general and administrative	4,161	2,195	7,903	4,191
Other operating expenses	1,066	11	1,066	96

Total costs and expenses	23,526	29,601	42,147	38,777

Income/(loss) from operations	2,921	(18,178)	4,845	(21,384)
Other income, net	170	261	307	520
Net income/(loss)	$3,091	($17,917)	$5,152	($20,864)

Basic earnings/(loss) per share	$0.13	($0.84)	$0.22	($1.01)

Diluted earnings/(loss) per share	$0.12	($0.84)	$0.21	($1.01)

Shares used in computing basic earnings/(loss) per share	23,933,147	21,248,538	23,646,025	20,707,898
Shares used in computing diluted earnings/(loss) per share	25,413,286	21,248,538	25,018,607	20,707,898

Consolidated Balance Sheet Data
	April 30,	October 31,
	2003	2002

		(audited)
Assets:
Cash, cash equivalents and short-term investments	$103,430	$22,419
Other current assets	25,075	20,627
Property, plant and equipment, net	48,492	36,506
Goodwill and identifiable intangible assets, net	42,513	44,065
Other assets	447	695

Total assets	$219,957	$124,312

Liabilities and stockholders’ equity:
Current liabilities	$16,357	$12,589
Non-current liabilities	2,351	5,746
Stockholders’ equity	201,249	105,977

Total liabilities and stockholders’ equity	$219,957	$124,312

Consolidated Cash Flow Data

	Six Months Ended April 30,

	2003	2002

Operating activities:
Net income/(loss)	$5,152	($20,864)
Non-cash items	2,370	16,917
Changes in operating assets and liabilities	(3,544)	(2,917)

Net cash provided by/(used in) operating activities	3,978	(6,864)

Investing activities:
Net purchases of short-term investments and marketable securities	(14,349)	(5,990)
Purchase of property, plant and equipment	(13,491)	(6,984)
Other investing activities	516	(109)

Net cash used in investing activities	(27,324)	(13,083)

Financing activities:
Proceeds from the exercise of warrants and options	6,369	7,517
Proceeds from the issuance of common stock in public offering	83,731	—
Proceeds from the issuance of common stock in private placement	—	21,289
Other financing activities	(92)	—

Net cash provided by financing activities	90,008	28,806

Net increase in cash and cash equivalents	66,662	8,859
Cash and cash equivalents at beginning of year	20,419	20,645

Cash and cash equivalents at end of period	$87,081	$29,504